Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PFO GLOBAL, INC. (FORMERLY ENERGY TELECOM, INC.),

PFO ACQUISITION CORP.

AND

PRO FIT OPTIX HOLDING COMPANY, LLC

DATED AS OF June 30, 2015

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3.26.	Managers’ Action	14
3.27.	Articles of Organization, Operating Agreement and Minute Books	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB		15

4.1.	Organization and Qualification; Subsidiaries	15
4.2.	Equity Investment	15
4.3.	Authority to Execute and Perform Agreement	15
4.4.	Binding Effect	15
4.5.	Capitalization	15
4.6.	Approvals	16
4.7.	SEC Reports and Financial Statements	17
4.8.	No Material Adverse Change	17
4.9.	Books and Records	17
4.10.	Litigation	18
4.11.	Absence of Liabilities	18
4.12.	Title to Properties; Absence of Liens	18
4.13.	Compliance with Laws	18
4.14.	Intellectual Property	18
4.15.	Non-Contravention	19
4.16.	Consents and Approvals	19
4.17.	Material Contracts	19
4.18.	Taxes	19
4.19.	Environmental Matters	21
4.20.	Real Property	21
4.21.	Broker’s Fees	21
4.22.	Labor Matters	21
4.23.	Articles of Incorporation, Bylaws and Minute Books	21
4.24.	Full Disclosure	22

ARTICLE V ADDITIONAL REPRESENTATIONS OF THE PARTIES		22

5.1.	Intentionally Omitted.	22
5.2.	PFO Unitholders’ and Managers Approval	22
5.3.	Efforts; Consents	22
5.4.	Filing of Tax Returns; Payment of Taxes	23
5.5.	Intentionally Omitted.	23
5.6.	Confidentiality	23
5.7.	Notification of Certain Matters	23
5.8.	Intentionally Omitted	24
5.9.	Further Assurances	24
5.10.	Public Disclosure	24
5.11.	Board of Directors	24
5.12.	Compliance with Securities Laws Relating to the Issuance of the Merger Shares	24
5.14.	Reorganization	25
5.15.	Reasonable Commercial Efforts and Further Assurances	25
5.16.	Indemnification	25

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5.17.	Insider Lock-Up	25
5.18.	Non-Insider Lock-Up	26
5.19.	Equity Incentive Plan	26
5.20.	Survival of Representations and Warranties	26

ARTICLE VI CONDITIONS TO CLOSING		26

6.1.	Conditions to Each Party’s Obligations to Consummate the Transactions	26
6.2.	Conditions to Obligations of the Company and Merger Sub to Consummate the Transactions.	27
6.3.	Conditions to Obligations of PFO to Consummate the Transactions	28

ARTICLE VII EXPENSES		29

7.1.	Expenses	29

ARTICLE VIII MISCELLANEOUS		30

8.1.	Certain Definitions; Rules of Construction	30
8.2.	Waivers and Amendments	34
8.3.	Governing Law	34
8.4.	Notices	34
8.5.	Section Headings	35
8.6.	Counterparts	35
8.7.	Assignments	36
8.8.	Entire Agreement; Enforceability	36
8.9.	Severability	36

Exhibits

Exhibit A	Form of Investment Letter
Exhibit B	Form of Insider Lock-Up Agreement
Exhibit C	Form of Non-Insider Lock-Up Agreement
Exhibit D	Equity Incentive Plan
Exhibit E	Escrow Agreement

Schedules

Schedule 2.1(a)	PFO Unitholders and PFO Converting Securities
Schedule 2.1(bb)	Post-Merger Capitalization
Schedule 2.3(a)	PFO Non-Converting Securities
Schedule 3.2	PFO Subsidiaries and Equity Investments
Schedule 3.7	PFO Litigation
Schedule 3.8	PFO Title to Properties; Absence of Liens
Schedule 3.10	PFO Consents and Approvals
Schedule 3.12	PFO Material Contracts
Schedule 3.13(b)	PFO Taxes
Schedule 3.16	PFO Intellectual Property

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Schedule 3.20	PFO Absence of Liabilities
Schedule 3.21	PFO Absence of Certain Changes or Events.
Schedule 3.23	PFO Real Property Leases and Subleases
Schedule 3.24	PFO Insurance
Schedule 3.25	PFO Employee Benefits

Schedule 2.1(b)	Conversion of Capital Stock
Schedule 2.4	Company Indebtedness or Expenses
Schedule 4.7	Company SEC Reports and Financial Statements
Schedule 4.11	Company Absence of Liabilities
Schedule 4.16	Company Consents and Approvals
Schedule 4.17	Company Material Contracts
Schedule 4.18	Company Taxes

[Remainder of Page Intentionally Left Blank]

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 30, 2015, is entered into by and among PFO Global, Inc., a Nevada corporation formerly Energy Telecom, Inc., a Florida corporation (the “Company”), PFO Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and Pro Fit Optix Holding Company, LLC, a Florida limited liability company (“PFO”). The Company, Merger Sub and PFO, each individually, a “party” or collectively, the “parties.”

WITNESSETH:

WHEREAS, the board of directors of Merger Sub and the managers of PFO (the “Managers”) have each approved the merger of Merger Sub with and into PFO, with PFO surviving (the “Merger”), on the terms and conditions contained herein and in accordance with the Florida Business Corporation Act and the Florida Revised Limited Liability Company Act (collectively, the “Florida Statutes”), and have determined that the Merger and the transactions contemplated herein are advisable and in the best interest of their respective entities and shareholders or members;

WHEREAS, the board of directors of the Company has approved the provisions of this Agreement applicable to the Company including, without limitation, the issuance of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) and certain other securities of the Company, including promissory notes, options and warrants to purchase shares of Company Common Stock to the holders of certain promissory notes and options and warrants issued by PFO, as more specifically provided in this Agreement;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) and Section 351 of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 and Section 351 of the Code.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
THE MERGER

1.1.          The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (defined below), Merger Sub shall be merged with and into PFO in accordance with the applicable provisions of the Florida Statutes and in accordance with this Agreement, and the separate existence of Merger Sub shall cease. PFO shall be the surviving company in the Merger (hereinafter sometimes referred to as the “Surviving Company”), and shall continue under the laws of the State of Florida. The Surviving Company shall be operated as a wholly-owned subsidiary of the Company. The Merger shall have the effects specified in this Agreement, the Articles of Merger (defined below) and the applicable provisions of the Florida Statutes.

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1.2.          Closing; Effective Time. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., 5100 Town Center Circle, Suite 400, Boca Raton, Florida 33486, simultaneously with the execution of this Agreement, unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Immediately prior to the Closing, the parties hereto shall have caused the Merger to be consummated by delivering to the Secretary of State of the State of Florida a Articles of Merger (the “Articles of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Florida Statutes. The Merger shall become effective as of the date and at such time as the Articles of Merger is filed with the Secretary of State of the State of Florida with respect to the Merger (the “Effective Time”).

1.3.          Effects of Merger. The Merger shall have the effects set forth in the applicable provisions of the Florida Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4.          Articles of Organization. The Articles of Organization of PFO in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Articles of Organization of the Surviving Company, until amended or repealed in accordance with the terms thereof and with Applicable Law.

1.5.          Operating Agreement. The Operating Agreement of PFO in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Operating Agreement of the Surviving Company, until thereafter amended or repealed in accordance with the terms thereof and with Applicable Law.

1.6.          Officers and Managers/Directors. The officers and Managers of PFO immediately prior to the Effective Time shall become the officers and managers of the Surviving Company at the Effective Time, each to hold office from the Effective Time in accordance with the Articles of Organization and Operating Agreement of the Surviving Company until their respective successors are duly appointed, or they resign or are removed. In addition, the officers and Managers of PFO shall be appointed as officers and directors, respectively, of the Company immediately after the Effective Time, in accordance with the Articles of Incorporation and Bylaws of the Company until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

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Article II
EFFECT OF THE MERGER ON CAPITAL STOCK

2.1.        Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the registered holders of any shares of capital stock of the Company:

(a)          Each (i) outstanding membership unit of PFO held by its members (the “PFO Members’ Membership Units”), (ii) membership unit of PFO underlying each outstanding Class B Warrant to purchase PFO membership units, which all of such Class B Warrants shall be automatically exercised into PFO membership units immediately prior to the Effective Time (such Class B Warrants on an assumed exercised basis, the “PFO Class B Warrants”) and (iii) membership unit of PFO underlying certain outstanding warrants to purchase PFO membership units held by Dawson James Securities, Inc. (“DJ”) received in connection with previous engagements for prior capital raises for PFO and as part of its compensation for providing certain advisory services to PFO (the “PFO Advisory Warrants” and, collectively with the PFO Membership Interests and the PFO Class B Warrants, the “PFO Converting Securities”), all as set forth on Schedule 2.1(a), shall be converted into the right to receive Company Common Stock based on each of their respective conversion rates set forth on Schedule 2.1(a). Immediately after the Effective Time, the holders of the PFO Converting Securities (each a “PFO Unitholder” and collectively, the “PFO Unitholders”) shall own, in the aggregate Fifteen Million (15,000,000) shares of Company Common Stock (the “Merger Shares”). The PFO Unitholders of record as of the date of this Agreement, including the number of PFO Members’ Membership Units and the number membership units of PFO underlying the PFO Class B Warrants the PFO Advisory Warrants owned by each PFO Unitholder, as the case may be, are set forth on Schedule 2.1(a) (such membership units of PFO, collectively the, “PFO Membership Units”).

(b)          At the Effective Time, following the issuance of the Merger Shares which will represent approximately Seventy One and 35/100 percent (71.35%) of the issued and outstanding shares of Company Common Stock (on an “as converted basis” with the Company’s outstanding shares of Series A Preferred Stock) and after giving effect to, among other things (including the cancellation of certain shares of Company Common Stock held by Thomas Rickards pursuant to a Separation Agreement dated April 28, 2015, as amended June 25, 2015 between Mr. Rickards and the Company (the “Rickards Cancellation”)), (i) a reserve for the issuance of approximately Two Million Five Hundred Thousand (2,500,000) shares of Company Common Stock underlying 23.98893367 shares of the Company’s Series A Preferred Stock to be placed in escrow (the “Escrow Shares”), (ii) approximately One Million Six Hundred and Twenty Two Thousand and Five Hundred (1,622,500) shares of Company Common Stock retained by certain existing shareholders of the Company (the “Retained Stock”); (iii) a reserve for the issuance of approximately One Million Nine Hundred Thousand (1,900,000) shares of Company Common Stock allocated or issued in connection with retaining various investor relations firms and advisors and other agreed upon allocations (the “Company Allocated Shares”) and (iv) such other securities as are set forth on Schedule 2.1(b) (the “Additional Issuances”) which such Additional Issuances may be considered Company Allocated Shares for purposes herein, the capitalization of the Company shall be as set forth on Schedule 2.1(bb). Certain of the foregoing Retained Stock, Company Allocated Shares and/or Additional Issuances may have been issued in the form of the Company’s Series A Preferred Stock and the foregoing is representative of such shares on an assumed “as converted” basis as of the Effective Time.

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(c)          At the Effective Time, all PFO Converting Securities shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each PFO Unitholder shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.

(d)          No fraction of a share of Company Common Stock will be issued, but in lieu of such issuance, the number of shares of Company Common Stock issued to each PFO Unitholder who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock to be received by such PFO Unitholder) shall be rounded to the nearest whole share (with 0.5 being rounded up).

2.2.        Exchange of Interests.

(a)          Procedure. At least five (5) days prior to the Closing Date, as may be requested by PFO, the PFO Unitholders shall deliver “stock powers” duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to the Company good and valid title to the PFO Membership Units free and clear of all Liens and to cancel the PFO Class B Warrants and the PFO Advisory Warrants. At the Effective Time, all of the PFO Members’ Membership Units, the PFO Class B Warrants (and the membership units of PFO issuable upon the automatic exercise of the PFO Class B Warrants at the Effective Time) and the PFO Advisory Warrants shall be canceled by the Company. Each PFO Members’ Membership Unit, PFO Class B Warrants and PFO Advisory Warrants shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Shares in accordance with this Agreement.

(b)          Lost Warrants Affidavit. In the event any of the PFO Class B Warrants or the PFO Advisory Warrants shall have been lost, stolen or destroyed, the board of directors of the Company may, in its sole discretion, and as condition precedent to the issuance of the Merger Shares in consideration therefor pursuant to this Agreement, require the owner of such lost, stolen or destroyed warrant to submit to the Company an affidavit stating that such warrant was lost, stolen or destroyed and to give the Company an indemnity in customary form against any Claim that may be made against the Company with respect to the warrant alleged to have been lost, stolen or destroyed.

(c)          Merger Shares. In connection with the Merger and in consideration for the conversion of the PFO Converting Securities, the Company shall use its best efforts to deliver, within five (5) Business Days, but in no event more than ten (10) Business Days, after the later of (i) the Effective Time or (ii) such date of delivery of the applicable transfer or cancellation documents described in Section 2.2(a), certificates representing the Merger Shares issued in the names of the respective PFO Unitholders of record as of the Closing Date and issue in such denominations as set forth opposite his or her name on as set forth on Schedule 2.1(b). If any of the certificates issuable with respect to the Merger Shares are to be issued in the name of a person other than a PFO Unitholder of record, it shall be a condition to the issuance of such Merger Shares that (i) the request shall be in writing and properly documented (e.g., assigned, endorsed or accompanied by appropriate “stock powers”), (ii) such transfer shall otherwise be proper and in accordance with all applicable federal and state laws, rules, regulations or orders, and (iii) the person requesting such transfer shall pay to the Company any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Company that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, none of the Company, PFO or any of their respective Affiliates, subsidiaries, directors, officers, agents and employees shall be liable to a shareholder for any Merger Shares issued to such shareholder pursuant to this Section 2.2(c) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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(d)          No Interest. All Merger Shares issued upon exchange of the PFO Converting Securities, in accordance with the terms hereof, shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(e)          Legend. It is understood that the certificates evidencing the Merger Shares will bear the legends in substantially the form set forth below, as well as any “Lock-Up Legend” described in Section 5.17, if applicable:

(i)          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS;

(ii)         Any additional legend required by Applicable Law.

2.3.        PFO Non-Converting Securities; PFO Exchange Convertible Securities.

(a)          PFO Non-Converting Securities. Each of PFO’s outstanding promissory notes (as amended and extended to date, the “PFO Notes”), outstanding options to purchase PFO Membership Units (the “PFO Options”), outstanding Class A Warrants to purchase membership units of PFO (the “PFO Class A Warrants”), outstanding Class C Warrants to purchase membership units of PFO (the “PFO Class C Warrants”) and other warrants to purchase membership units of PFO (the “PFO Warrants” and, collectively with the PFO Notes, the PFO Options, the PFO Class A Warrants and the PFO Class C Warrants, the “PFO Non-Converting Securities”) shall remain outstanding obligations of PFO after the Closing Date. The PFO Non-Converting Securities as of the date of this Agreement are set forth on Schedule 2.3(a).

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(b)          PFO Exchange Convertible Securities. At the Effective Time, to the extent not automatically exercised or converted prior to the Effective Time, each of the PFO Non-Converting Securities shall be automatically exchanged into a like security of the Company (the “PFO Exchange Convertible Securities”) on the same terms and conditions as the holder of each of the PFO Non-Converting Securities had immediately prior to the Effective Time, The PFO Exchange Convertible Securities issued in exchange for the PFO Options shall be issued under the Plan (defined below). At the Effective Time, the Company shall expressly assume the due and punctual observance and performance of each and every covenant contained in, and condition of, the PFO Exchange Convertible Securities to be performed and observed by PFO and all the obligations and liabilities thereunder.

(c)          Confirmation. As promptly as practicable after the Effective Time, the Company shall deliver to each holder of PFO Exchange Convertible Securities a duly executed confirmation that the Company has expressly assumed the due and punctual observance and performance of each and every covenant contained in, and condition of, the applicable PFO Non-Converting Securities to be performed and observed by PFO and all the obligations and liabilities thereunder, including in the case of the PFO Class A Warrants and the PFO Class C Warrants, the new, exchanged warrant of the Company issued in the name of each holder on the same terms and conditions as the holder had immediately prior to the Effective Time, in such forms as shall be mutually agreed upon by the Company and DJ.

(d)          Shares Reserved. The number of shares of Company Common Stock issuable upon exercise of the PFO Exchange Convertible Securities shall be reserved by the Company out of authorized but unissued Company Common Stock for issuance upon exercise in full of all PFO Exchange Convertible Securities after the Effective Time.

2.4.        No Indebtedness or Expenses. Except as expressly set forth herein, including any Schedule annexed to this Agreement, immediate prior to the Closing, the Company shall have satisfied all liabilities and obligations, contingent or otherwise, and the Company shall have no options, warrants, other equity securities other than the Escrow Shares, the Retained Stock, the Company Allocated Shares or the Additional Issuances, indebtedness, accounts payable or accrued expenses of any kind with the exception of transfer agent fees, the fees set forth on Schedule 2.4, and such other miscellaneous fees that in the aggregate shall not exceed $2,000.

2.5.        Additional Action. The Surviving Company may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of PFO, necessary to consummate the Merger and confirm the effectiveness of the Merger, so long as such action is not inconsistent with this Agreement.

2.6.        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of PFO and Merger Sub, the Managers of PFO and the officers and directors of Merger Sub are fully authorized in the name of their respective entities or otherwise, to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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Article III
REPRESENTATIONS AND WARRANTIES OF PFO

Except as set forth on the disclosure schedules, PFO hereby represents and warrants to the Company as follows:

3.1.        Organization and Qualification. PFO is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. PFO is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on PFO.

3.2.        Equity Investments. A complete list of all of PFO’s direct and indirect subsidiaries is set forth on Schedule 3.2 (each a “Subsidiary” and collectively, “Subsidiaries”) and PFO does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity, except as set forth on Schedule 3.2. Each Subsidiary is a corporation, limited liability company or other entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, has requisite corporate power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on such Subsidiary.

3.3.        Authority to Execute and Perform Agreement. PFO has the requisite power and all authority required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the “Transactions”). The execution, delivery and performance by PFO of this Agreement and the other Transaction Documents to which it is a party, and the consummation by PFO of the Transactions have been duly authorized and approved by all necessary corporate action.

3.4.        Binding Effect. This Agreement has been validly executed and delivered by PFO and, assuming the due execution and delivery hereof by the Company, constitutes a valid and binding obligation of PFO, enforceable against PFO in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

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3.5.        Capitalization. The authorized capital of PFO immediately prior to the Effective Time (which, for the avoidance of doubt does not reflect the automatic exercise of the PFO Class B Warrants into membership units of PFO) consists of Eight Thousand Eight Hundred Nineteen and 2/100 (8,819.2) membership units, all of which are issued and outstanding, as of the date of this Agreement. All of the issued and outstanding PFO Membership Units are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding PFO Members’ Membership Units and other securities of PFO have been duly and validly issued in compliance with federal and state securities laws. Except for the PFO Converting Securities and the PFO Non-Converting Securities set forth on Schedule 2.1(a), Schedule 2.1(bb) (excluding items #1-#4) and Schedule 2.3(a), there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls, commitments or agreements relating to (i) the authorized and unissued membership interests of PFO, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from PFO, any interests of PFO and no such convertible or exchangeable securities or obligations are outstanding. There are no distributions which have accrued or been declared but are unpaid on the PFO Members’ Membership Units and there are no outstanding or authorized stock appreciation, phantom stock or similar rights (or their equivalents) with respect to PFO. All of the issued and outstanding PFO Members’ Membership Units are free and clear of any Liens or other agreements adversely effecting title to such units or Claims (other than those created by virtue of this Agreement or by the Company). PFO represents and warrants that Schedule 2.1(a) and Schedule 2.3(a) are complete and accurate and represent the complete capitalization of PFO as of the date hereof.

3.6.        Vote Required; Managers’ Approval. The only vote necessary with respect to PFO’s approval of the Merger is the affirmative vote of the holders of at least a majority of the outstanding PFO Members’ Membership Units and the approval of all Threshold Unitholders (defined below). The Managers of PFO, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the other Transaction Documents to which PFO is a party, the Merger and the Transactions in accordance with the requirements of the Florida Statutes. PFO further represents and warrants that the holders of membership interests of PFO entitled to vote on the Merger transaction contemplated by this Agreement have voted in favor of the Merger and there are no appraisal rights available to be exercised under the Florida Statutes with respect to the Merger transaction contemplated by this Agreement.

3.7.        Litigation. There are no judicial, governmental, administrative or arbitral actions, Claims, suits or proceedings or investigations which involve amounts in excess of $50,000 (collectively, “Material Legal Proceedings”) pending or, to the Knowledge of PFO, threatened against or involving PFO, any of the Subsidiaries, or any of their respective properties or assets, except as set forth on Schedule 3.7. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving PFO, any of the Subsidiaries, or, to the Knowledge of PFO, any of their respective officers, directors, managers employees or agents (in such person’s capacity as an officer, director, manager, employee or agent of PFO or any such Subsidiary, and not personally), except as set forth on Schedule 3.7.

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3.8.        Title to Properties; Absence of Liens. PFO and each of its Subsidiaries, as applicable, has (i) good and marketable title free and clear of any and all Liens and encumbrances of any kind in and to all of its assets and properties necessary for the conduct of its respective businesses and (ii) sufficient rights to all of their respective assets and properties to permit them to carry on their respective businesses as currently contemplated, whether real, personal or fixed, free and clear of all Liens, in each case, except (a) for Liens set forth on Schedule 3.8, (b) for Liens for Taxes not yet due and payable or which PFO or any applicable Subsidiary is contesting in good faith and for which adequate reserves have been established, (c) for such properties and assets as may have been sold since the date hereof in the ordinary course of business, and (d) for Liens not securing debt that do not materially detract from the value or materially interfere with the use of the property subject thereto (collectively, “Permitted Liens”).

3.9.        Compliance with Laws. Neither PFO nor any Subsidiary is in violation of, default under, or conflict with, any applicable order, consent, approval, authorization, registration, declaration, filing, judgment, injunction, award, decree or writ of any Governmental Body or court of competent jurisdiction (collectively, “Orders”) or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on PFO or any such Subsidiary.

3.10.      Consents and Approvals. Except for (i) those consents, approvals, orders, authorizations, filings or notices set forth on Schedule 3.10, (ii) applicable requirements of the Securities Act, the Exchange Act or state securities or “blue sky” laws (“Blue Sky Laws”), and (iii) the Articles of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by PFO in connection with the execution, delivery and performance by PFO of this Agreement or any of the other Transaction Documents to which PFO is a party, each and every agreement contemplated hereby and thereby, and the consummation by PFO of the Transactions.

3.11.      Non-contravention. The execution and delivery of this Agreement and the other Transaction Documents by PFO, the performance by PFO of its obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby by PFO (A) do not and will not conflict with, or result in a breach or violation of (i) any provision of PFO’s Articles of Organization or Operating Agreement, (ii) any applicable laws, (iii) any material agreement, contract, lease, license or instrument to which PFO or any of its Subsidiaries is a party, or by which it, its Subsidiaries or any of their respective properties or assets are bound and (B) will not result in the creation or imposition of any Lien upon any of the property or assets of PFO or any of its Subsidiaries pursuant to any provision of any contract or Lien.

3.12.      Material Contracts. Schedule 3.12 sets forth all Material Contracts to which either PFO or any of its Subsidiaries is a party. PFO has delivered to or made available to the Company a correct and complete copy of each Material Contract. With respect to each such Material Contract, (a) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to PFO or its Subsidiaries, as applicable, and, to PFO’s Knowledge, such Material Contract is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) and (b) (i) neither PFO nor any of its Subsidiaries has received written notice, from any Person, claiming that PFO or any of its Subsidiaries is in breach or default under any Material Contract, (ii) to PFO’s Knowledge, no other party to any such Material Contract is in breach or default of any Material Contract and (iii) to PFO’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default under any Material Contract; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on PFO or any of its Subsidiaries. Neither PFO nor any of its Subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed on Schedule 3.12 under the terms of this Section 3.12.

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3.13.      Taxes.

(a)          Filing of Tax Returns. Except with respect to PFO’s 2013 Federal income tax return, PFO and each of its Subsidiaries, as applicable, has timely filed, or has had timely filed on its behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes it is required to file. The Tax Returns filed (including any amendments thereto) are complete and accurate in all material respects. Neither PFO nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of PFO, no Claim has ever been made by any Taxing authority in a jurisdiction where PFO or any of its Subsidiaries does not file Tax Returns, or has Tax Returns filed on its behalf, that PFO or any such Subsidiary is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

(b)          Payment of Taxes. Except as set forth on Schedule 3.13(b), all Taxes owed by PFO and its Subsidiaries (whether or not shown as due on any Tax Returns) have been paid in full. PFO and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. PFO and each of its Subsidiaries has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of PFO and all of its Subsidiaries (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of PFO’s and its Subsidiaries’ most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PFO and each of its Subsidiaries in filing, or having filed on its behalf, its Tax Returns. The charges, accruals and reserves on the books of PFO and each of its Subsidiaries in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

(c)          Audits, Investigations or Claims. There is no dispute or Claim which has not been resolved concerning any Tax liability of PFO or any of its Subsidiaries either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of PFO has Knowledge. There is no currently pending audit of any Tax Return of PFO or any of its Subsidiaries by any Taxing authority, and PFO has not been notified in writing that any Taxing authority intends to audit any Tax Return of PFO or any Subsidiary. Neither PFO nor any of its Subsidiaries has executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

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3.14.      Financial Statements.

(a)          Prior to Closing, PFO shall deliver to the Company copies of its unaudited consolidated balance sheets, statements of income and statements of cash flows for the fiscal years ended December 31, 2014 and 2013 and for any subsequent interim period (the “PFO Financial Statements”). The PFO Financial Statements present fairly the financial condition and results of operations of PFO and its Subsidiaries, as applicable, at the dates and for the periods covered by the PFO Financial Statements. PFO represents and warrants that there has been no material adverse change in the financial condition of PFO or any of its Subsidiaries from that stated in the PFO Financial Statements. Within thirty (30) days from the Closing, PFO shall deliver audited financial statements for the years ended December 31, 2014 and 2013 and unaudited financial statements for any subsequent interim period to the Company.

(b)          The PFO Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of PFO and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c)          Neither PFO nor any of its Subsidiaries has any direct or indirect liabilities that were not fully and adequately reflected or reserved against on the applicable consolidated balance sheets or described in the applicable notes to the PFO Financial Statements. PFO has no Knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

3.15.      Books and Records. The books and records, financial and otherwise, of PFO and its Subsidiaries are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of PFO and its Subsidiaries, as applicable.

3.16.      Intellectual Property.

(a)          Except as set forth on Schedule 3.16, neither PFO nor any of its Subsidiaries has any Intellectual Property for its business as now conducted and as proposed to be conducted. To the Knowledge of PFO, the businesses as conducted and as proposed to be conducted by PFO and its Subsidiaries, as applicable, do not and will not cause PFO or any of its Subsidiaries to infringe or violate any of the Intellectual Property of any other Person.

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(b)          PFO and its Subsidiaries, as applicable, each own, or have the right to use, free and clear of all Liens, other than Permitted Liens, all of the Intellectual Property necessary for the conduct of their respective businesses. There are no outstanding options, licenses or agreements of any kind relating to such Intellectual Property, nor is PFO or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to any of such Intellectual Property, other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. Neither PFO nor any of its Subsidiaries has received any communications alleging that PFO or any of such Subsidiaries has violated or, by conducting its business as conducted and as currently proposed to be conducted by PFO or any such Subsidiary, violates any Intellectual Property rights of any other Person.

3.17.      Environmental Matters. PFO and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (ii) PFO and each of its Subsidiaries, as applicable, has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of PFO or any of its Subsidiaries which have given rise to or are reasonably likely to give rise to any material liability on the part of PFO or any such Subsidiary under any Environmental Law; (iv) neither PFO nor any of its Subsidiaries has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of PFO or any of its Subsidiaries, or the use of any property or facility by PFO or any of its Subsidiaries, or to the Knowledge of PFO, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body.

3.18.      Real Property. Neither PFO nor any of its Subsidiaries own, and have not owned, any real property or any interest in any real property. PFO or any of its Subsidiaries, as applicable, is in compliance with Applicable Law pertaining to its use of any real property utilized by PFO or such Subsidiary.

3.19.      Labor Matters. Neither PFO nor any of its Subsidiaries is now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of PFO, no application for certification of a collective bargaining agent is pending. PFO and each of its Subsidiaries is in compliance with all Applicable Laws applicable to each of them affecting employment practices and terms and conditions of employment.

3.20.      Absence of Liabilities. As of March 31, 2015, the date of PFO’s most recent consolidated balance sheet, except as set forth on such consolidated balance sheet or on Schedule 3.20, neither PFO nor any of its Subsidiaries has any debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

3.21.      Absence of Certain Changes or Events. Except as set forth on Schedule 3.21, since March 31, 2015, neither PFO nor any of its Subsidiaries has:

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(a)          Conducted any business or engaged in any activities valued in excess of $25,000, other than activities related to the negotiation and execution of this Agreement or activities in the ordinary course of its business, consistent with past practice;

(b)          Declared or made any payment of dividends or other distributions to its members or upon or in respect of any of its membership interests or purchased, or obligated itself to purchase, retire or redeem, any of its stock interests or other securities;

(c)          Amended its Articles of Organization or Operating Agreement;

(d)          Borrowed or agreed to borrow any funds; incurred or agreed to incur or become subject to any debts, liabilities or obligations of any kind whatsoever (other than (i) in conjunction with the negotiation and execution of this Agreement, (ii) obligations incurred in the ordinary course of business or (iii) as set forth on Schedule 3.21;

(e)          Except for any Permitted Liens, subjected or agreed to subject any of the assets or properties of PFO or any of its Subsidiaries to any Lien or other encumbrance or suffered such to be imposed;

(f)          Except on behalf of its Subsidiaries, guaranteed or agreed to guarantee the debts or obligations of others; or

(g)          Experienced any change, event or condition (whether or not covered by insurance) that has resulted in, any Material Adverse Effect on PFO or any of its Subsidiaries.

3.22.      Full Disclosure. This Agreement (including the information contained in the disclosure schedules) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein, in the context in which made or provided, not false or misleading.

3.23.      Real Property Leases.

(a)          Schedule 3.23 sets forth a list of all real property leased or subleased to PFO or any of its Subsidiaries. PFO has delivered or made available to the Company correct and complete copies of the leases and subleases (as amended to date) listed on Schedule 3.23.

(b)          Each such lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to PFO or its applicable Subsidiary and, to the PFO’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought).

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(c)          Neither PFO nor any of its Subsidiaries has received written notice, from any Person, claiming that is in breach or default under any such lease or sublease, and to PFO’s Knowledge, (i) no other party to any lease or sublease is in breach or default thereunder and (ii) no event has occurred which, with notice or lapse of time would constitute a breach or default, except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on PFO or any of its Subsidiaries.

(d)          Neither PFO nor any of its Subsidiaries has received any written notice of any material dispute with regards to any such lease or sublease.

(e)          Except with respect to any Permitted Liens, neither PFO nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such leasehold or subleasehold.

3.24.      Insurance. Schedule 3.24 lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which PFO or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Schedule 3.24 also lists each person or entity required to be listed as an additional insured under each such policy. Each policy listed on Schedule 3.24 is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

3.25.      Employee Benefits. Except as set forth on Schedule 3.25, PFO has no “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (the “Benefit Plans”).

3.26.      Managers’ Action. The Managers of PFO have (i) determined that the Merger is fair and in the best interests of PFO and its members, (ii) adopted this Agreement in accordance with the provisions of the Florida Statutes, as applicable, and (iii) directed that this Agreement and the Merger be submitted to its members for their adoption and approval and resolved to recommend that the members vote in favor of the adoption of this Agreement and the approval of the Merger.

3.27.      Articles of Organization, Operating Agreement and Minute Books. The copies of the Articles of Organization or Articles of Incorporation, as applicable, and of the Operating Agreements or Bylaws, as applicable, of PFO and its Subsidiaries which have been delivered to the Company are true, correct and complete copies thereof. The corporate minutes and/or consents of PFO and its Subsidiaries, which have been delivered to the Company, are accurate minutes of all meetings and accurate consents in lieu of meetings of the Managers (and any committees) and of the members or shareholders, as applicable, of PFO and its Subsidiaries, as applicable, since the date of their respective formations. PFO and its Subsidiaries have each delivered all books, records, agreements and other material information of PFO and its Subsidiaries relating to their respective businesses. All documents furnished or caused to be furnished to the Company by PFO and its Subsidiaries are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

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Article IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND MERGER SUB

Except as set forth on the disclosure schedules, the Company and Merger Sub hereby, jointly and severally, represent and warrant to PFO as follows:

4.1.        Organization and Qualification; Subsidiaries. Each of the Company and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Company and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company does not have any subsidiaries other than Merger Sub. Merger Sub does not have any subsidiaries.

4.2.        Equity Investment. Except for Merger Sub, the Company does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity. Merger Sub does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity.

4.3.        Authority to Execute and Perform Agreement. Each of the Company and Merger Sub has the requisite power and all authority required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action.

4.4.        Binding Effect. This Agreement has been validly executed and delivered by each of the Company and Merger Sub and, assuming the due execution and delivery hereof by PFO, constitutes a valid and binding obligation of each of the Company and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

4.5.        Capitalization.

(a)          Immediately prior to the Effective Time, after giving effect to the Rickards Cancellation, the authorized capital stock of the Company consists of (i) Five Hundred Million (500,000,000) shares of common stock, par value $0.0001 per share, of which Sixteen Million Eight Hundred and Seventy Nine Thousand Five Hundred and Forty (16,879,540) shares of common stock are issued and outstanding (before giving effect to the exchange ratio set forth in that certain Agreement and Plan of Merger between Energy Telecom, Inc., a Florida corporation and Energy Telecom Reincorporation Sub, Inc., a Nevada corporation, dated as of June 2, 2015, as amended), all of which are validly issued, fully paid and non-assessable and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share, of which 54 shares are designated as Series A Preferred Stock and of which 53.8551561 shares are issued and outstanding and convertible into an aggregate of 5,612,500 shares of Company Common Stock. The Company has no other authorized, issued or outstanding class of capital stock.

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(b)          As of the date hereof, the authorized capital stock of Merger Sub consists of One Hundred (100) shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding, fully paid and non-assessable, and owned by the Company. Merger Sub has no other authorized, issued or outstanding class of capital stock.

(c)          Obligations. Except as otherwise provided in this Agreement, in connection with the Merger, there are no obligations, contingent or otherwise, of the Company or Merger Sub to repurchase, redeem or acquire shares of the Company or Merger Sub.

(d)          Options, Warrants, etc. Except as otherwise provided in this Agreement, in connection with the Merger, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company, (ii) the authorized and unissued capital stock of Merger Sub or (iii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company or from Merger Sub any shares of capital stock of the Company or Merger Sub and no such convertible or exchangeable securities or obligations are outstanding.

(e)          Registration. The outstanding shares of the capital stock of the Company and Merger Sub have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act or in compliance with applicable exemptions therefrom, and the registration and qualification requirements of all applicable securities laws of states of the United States.

(f)          Merger Shares. The Merger Shares, when paid for and then issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and will be free of any Liens or encumbrances and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or the Transaction Documents.

4.6.        Approvals. The board of directors of the Company, by resolutions duly adopted by the unanimous written consent in lieu of a meeting, has approved this Agreement, the Merger and the Transactions in accordance with the requirements of the Nevada Revised Statutes. The board of directors of Merger Sub, by resolutions duly adopted by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Merger and the Transactions in accordance with the requirements of the Florida Statutes and such Board shall cause the Company as the sole shareholder of Merger Sub to approve the Merger.

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4.7.        SEC Reports and Financial Statements. Except as set forth on Schedule 4.7:

(a)          To the Knowledge of Thomas Rickards, since December 31, 2013, each form, report, schedule, registration statement, proxy statement, information statement, exhibit and any other document, to the extent required to be filed in accordance with Applicable Law by the Company with the Securities and Exchange Commission (the “SEC”) (as such documents have been amended prior to the date hereof, the “SEC Reports”), as of its respective date, has complied in all material respects with the applicable requirements of the Securities Act and Exchange Act and was timely filed (except where a valid extension of the filing date was filed and the applicable SEC Report was filed within the period permitted by such extension). None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof.

(b)          The financial statements of the Company included in such SEC Reports and any notes related thereto comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the financial position of the Company as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(c)          The Company does not have any direct or indirect liabilities that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the audited financial statements of the Company. The Company has no Knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

4.8.        No Material Adverse Change. The Company has not conducted any business or engaged in any activities other than activities in the ordinary course, consistent with past practice, and there has been no change in the business, properties, assets, operations or condition (financial or otherwise) which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Material Adverse Effect on it, and the Company has no Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, operations or condition (financial or otherwise), whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Material Adverse Effect on the Company.

4.9.        Books and Records. The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of the Company

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4.10.      Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company or Merger Sub, or any of their respective property or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or Merger Sub.

4.11.      Absence of Liabilities. As of March 31, 2015, the date of the Company’s most recent balance sheet, the Company has no debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not otherwise set forth in such balance sheet or on Schedule 4.11, which shall be updated as of the Closing Date.

4.12.      Title to Properties; Absence of Liens. The Company and Merger Sub have good and marketable title to all of their respective assets and properties, whether real, personal or fixed, free and clear of all Liens, except for Liens for Taxes not yet due and payable or which the Company is contesting in good faith and for which adequate reserves have been established.

4.13.      Compliance with Laws. Neither the Company nor Merger Sub is in violation of, default under, or conflict with, any applicable Order or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Merger Sub.

4.14.      Intellectual Property.

(a)          Except as set forth on Schedule 4.14, neither the Company nor Merger Sub owns, licenses or otherwise has any rights in or to any Intellectual Property used in connection with its business as now conducted and as proposed to be conducted. To the Knowledge of the Company and Merger Sub, the businesses as conducted and as proposed to be conducted by the Company and Merger Sub, as applicable, do not and will not cause the Company and Merger Sub to infringe or violate any of the Intellectual Property of any other Person.

(b)          The Company and Merger Sub, as applicable, each own, or have the right to use, free and clear of all Liens all of the Intellectual Property necessary for the conduct of their respective businesses. There are no outstanding options, licenses or agreements of any kind relating to such Intellectual Property, nor is the Company and Merger Sub bound by or a party to any options, licenses or agreements of any kind with respect to any of such Intellectual Property, other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. Neither the Company nor Merger Sub has received any communications alleging that the Company or Merger Sub has violated or, by conducting its business as conducted and as currently proposed to be conducted by the Company or Merger Sub, violates any Intellectual Property rights of any other Person.

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4.15.      Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents by the Company and Merger Sub, as applicable, the performance by the Company and Merger Sub of their respective obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby by each of them (A) do not and will not conflict with, or result in a breach or violation of (i) any provision of the charter or bylaws of the Company or Merger Sub, (ii) any Applicable Law, (iii) any material agreement, contract, lease, license or instrument to which the Company or Merger Sub is a party or by which the Company or Merger Sub or any of their respective properties or assets are bound and (B) will not result in the creation or imposition of any Lien upon any of the property or assets of the Company or Merger Sub pursuant to any provision of any contract or Lien.

4.16.      Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 4.16, (ii) applicable requirements of the Securities Act, the Exchange Act or Blue Sky Laws, (iii) notices and filings in connection with the Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by the Company in connection with the execution, delivery and performance by the Company or Merger Sub of this Agreement, each and every agreement contemplated hereby, and the consummation by the Company and Merger Sub of the Transactions.

4.17.      Material Contracts. Schedule 4.17 sets forth all Material Contracts to which the Company is a party. The Company has delivered to or made available to PFO a correct and complete copy of each Material Contract. With respect to each such Material Contract, (a) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company, and, to the Company’s Knowledge, such Material Contract is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) and (b) (i) the Company has not received written notice, from any Person, claiming that the Company is in breach or default under any Material Contract, (ii) to the Company’s Knowledge, no other party to any such Material Contract is in breach or default of any Material Contract and (iii) to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default under any Material Contract; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on the Company. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed on Schedule 4.17 under the terms of this Section 4.17.

4.18.      Taxes. Except as set forth on Schedule 4.18:

(a)          Filing of Tax Returns. The Company has timely filed, or has had timely filed on its behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes required to be filed by the Company. The Tax Returns filed (including any amendments thereto) are complete and accurate in all material respects. The Company has not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of the Company, no Claim has ever been made by any Taxing authority in a jurisdiction where the Company does not file Tax Returns, or has Tax Returns filed on its behalf, that the Company is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

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(b)          Payment of Taxes. All Taxes owed by the Company (whether or not shown as due on any Tax Returns) have been paid in full or adequate reserves on its books and/or records have been established. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of the Company (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company’s most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing, or having filed on their behalf, their Tax Returns. The charges, accruals and reserves on the books of the Company in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

(c)          Audits, Investigations or Claims. There is no dispute or Claim which has not been resolved concerning any Tax liability of the Company either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge. There is no currently pending audit of any Tax Return of the Company by any Taxing authority, and the Company has not ever been notified in writing that any Taxing authority intends to audit any Tax Return of the Company. The Company has not executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(d)          Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company.

(e)          Tax Elections. The Company (i) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election pursuant to Code Sections 338 or 336(e) or the regulations thereunder or any comparable provisions of any foreign or state or local income tax law; (iii) is not subject to any constructive elections under Code Section 338 or the regulations thereunder; (iv) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under §280G and §162(m) of the Code; and (v) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income Tax provision.

(f)          Prior Affiliated Groups. The Company (A) has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code and (B) does not have any liability for the Taxes of any person under Treas. Reg. §1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Except as otherwise disclosed in the SEC Reports, the Company is not a successor to any other person by way of merger, reorganization or similar transaction.

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(g)          Tax Sharing Agreements. The Company is not a party to any Tax allocation, indemnity or sharing or similar agreement.

(h)          Section 355. The Company has not distributed the stock of a “controlled corporation” (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

(i)           Partnerships. The Company does not own an interest in a partnership for Tax purposes.

4.19.      Environmental Matters. (i) The Company is in compliance in all material respects with applicable Environmental Laws; (ii) the Company has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Company which have given rise to or are reasonably likely to give rise to any liability on the part of the Company under any Environmental Law; (iv) the Company has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or the use of any property or facility by the Company, or to the Knowledge of the Company, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body.

4.20.      Real Property. The Company does not own any real property or any interest in any real property.

4.21.      Broker’s Fees. Except with respect to DJ, no broker, finder, agent or similar intermediary has acted on behalf of the Company or Merger Sub in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or Merger Sub.

4.22.      Labor Matters. The Company is not now, and has not previously been bound by or party to any collective bargaining agreement and, to the Knowledge of the Company, no application for certification of a collective bargaining agent is pending. The Company is in compliance with all Applicable Laws applicable to the Company affecting employment practices and terms and conditions of employment.

4.23.      Articles of Incorporation, Bylaws and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of the Company and Merger Sub, which have been delivered to PFO, are true, correct and complete copies thereof. The corporate minutes of the Company and Merger Sub, which have been delivered to PFO, are complete and accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the stockholders of the Company and Merger Sub, as applicable, since the date of their respective incorporations and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The Company and Merger Sub have each delivered to PFO all books, records, agreements and other material information of the Company and Merger Sub relating to their respective businesses. All documents furnished or caused to be furnished to PFO by the Company and Merger Sub are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

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4.24.      Full Disclosure. This Agreement (including the information contained in the disclosure schedules) and the SEC Reports, do not (i) with respect to the Company, contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) with respect to the Company, omit to state any material fact necessary in order to make the representations, warranties and information contained herein (including the information contained in the disclosure schedules) and the SEC Reports, in the context in which made or provided, not false or misleading.

Article V
ADDITIONAL REPRESENTATIONS OF THE PARTIES

5.1.        Intentionally Omitted.

5.2.        PFO Unitholders’ and Managers Approval. As of the date hereof, PFO has received the approval of the requisite number of holders of the PFO Members’ Membership Units entitled to vote on, and, if applicable, Managers, approving the Merger and this Agreement in accordance with the provisions of the Florida Statutes and the Operating Agreement (the “PFO Consent”). PFO confirms that the PFO Consent includes the approval of each holder of PFO Members’ Membership Units holding, individually, in excess of 1,000 issued and outstanding membership units of PFO entitle to vote on the Merger (the “Threshold Unitholders”) and PFO acknowledges that the foregoing requirement to obtain the consent of all Threshold Unitholders may cause PFO to obtain the consent of holders of membership units of PFO in excess of what is required consent under the Operating Agreement.

5.3.        Efforts; Consents. Each of the parties to this Agreement agrees to, and to cause its respective Subsidiaries to, use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger and the Transactions. Without limiting the generality of the foregoing, each of the parties hereto shall use, and shall cause its respective Subsidiaries to use, reasonable best efforts to obtain all authorizations, consents, orders and approvals of Federal, state, and local regulatory bodies, that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the other Transactions Documents and the consummation of the Transaction, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement, the other Transaction Documents and the Transactions. The parties shall not take, and shall cause their respective Subsidiaries not to take, any action which would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals, and the parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to secure such approvals as promptly as possible. The parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts not to take any action or enter into any transaction which would result in a breach of any covenant made by such party in this Agreement.

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5.4.        Filing of Tax Returns; Payment of Taxes. Each of the parties to this Agreement will prepare in a manner consistent with its past practice and timely file all Tax Returns it is required to file, the due date of which (without extensions) occurs on or before the Closing Date and shall pay all Taxes due with respect to any such Tax Returns.

5.5.        Intentionally Omitted.

5.6.        Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by Applicable Law, (iii) necessary to secure any required consents as to which the other party has been advised, or (iv) consented to in writing by PFO and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, PFO and its Subsidiaries, and their respective officers, directors, employees, agents, Affiliates, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, “Representatives”). Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by Applicable Law or as is necessary in connection with the pursuit or defense of a Claim. Prior to any disclosure of information pursuant to the preceding sentence, the party intending to disclose the same shall, so long as not prohibited by Applicable Law or Claim, notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

5.7.        Notification of Certain Matters. The Company or PFO, as applicable, shall give prompt notice to the other, as between them, if any of the following occurs after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, FINRA, the SEC or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (iv) the commencement or threat of any Material Legal Proceedings involving or affecting the Company, on one hand, or PFO or any of its Subsidiaries, on the other hand, or any of their respective properties or assets; (v) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by the Company, on one hand, or PFO, on the other hand, of any provision of this Agreement, and (vi) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect on the Company, on one hand, or on PFO or any of its Subsidiaries, on the other hand.

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5.8.        Intentionally Omitted.

5.9.        Further Assurances. At any time and from time to time after the Closing, each party to this Agreement agrees to cooperate with each other party and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts as may be reasonably required to consummate the Transactions.

5.10.      Public Disclosure. In connection with the Closing, each party to this Agreement shall consult with each other party before issuing any press release or otherwise making any public statements, announcements or communications with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, announcement or communication without the prior written consent of the other parties, which consent shall not be unreasonably withheld, except as may be required by Applicable Law.

5.11.      Board of Directors. At the Effective Time, the board of directors of the Company, in accordance with Applicable Law, shall take all necessary action (including the resignation of existing directors) to cause its Board of Directors to consist of a total of five (5) directors, with all such directors to be designated in writing by PFO, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

5.12.      Compliance with Securities Laws Relating to the Issuance of the Merger Shares. At Closing, PFO shall have caused all holders of the PFO Members’ Membership Units to execute an investment representation letter, in the form of Exhibit A (each an “Investment Letter”), providing their respective status as “accredited investors,” as such term is defined in Regulation D promulgated under the Securities Act. The Company, Merger Sub and the Surviving Company shall take such steps as may be necessary to comply with all federal securities laws and Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Merger Shares in connection with the Merger. PFO shall use its best efforts, to the extent commercially reasonable, to assist the Company as may be necessary to comply with such federal securities laws and Blue Sky Laws.

5.14.      Reorganization. Except for the transactions contemplated by this Agreement, the parties shall not take any action, or cause the Surviving Company to take any action, which would have the result of disqualifying the Merger as a reorganization pursuant to Section 368(a)(2)(E) of the Code. In addition, no party shall adopt any position (or cause the Surviving Company to adopt any position) which is inconsistent with the treatment of the Merger as a tax-free reorganization.

5.15.      Reasonable Commercial Efforts and Further Assurances. Each party, at the reasonable request of another party, and as soon as practicable, shall execute and deliver at the requesting party’s expense such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

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5.16.      Indemnification. All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors, officers, agents or employees of the Company (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company’s Articles of Incorporation or Bylaws (in each case as in effect as of the date of this Agreement), excluding any actions or omissions of any Indemnified Person constituting willful misconduct or gross negligence, shall survive the Merger and shall be fully complied with by the Company and the Surviving Company, to the fullest extent permitted by the laws of the State of Nevada.         As of the Effective Time, the Company or the Surviving Company (with the election being at the Company’s option) shall have purchased and shall maintain in full force and effect for a period of six (6) years after the Closing Date (or, if any claim is asserted or made within such six-year period, the Company shall ensure that such insurance remains in effect until final disposition of such claim) a directors’ and officers’ liability insurance policy or policies from one or more reputable carriers and shall use commercially reasonable efforts to provide each Indemnified Person coverage for claims made and events occurring after the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) in the amount of at least $5 million and otherwise on terms and conditions reasonable and customary for companies comparable to the Company and that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, including coverage for all persons who prior to the Effective Time served as officers or directors of the Company. Nothing herein shall require the Company to provide insurance for any Indemnified Person with insurance coverage for any action by any such Indemnified Person in breach of this Agreement or otherwise in connection with their fraud, willful misconduct or intentional misrepresentation or omission in connection with the transactions contemplated hereby.

5.17.      Insider Lock-Up. During the period beginning on the Closing Date and ending twelve (12) months thereafter, the PFO Unitholders indicated as “Insiders” on Schedule 2.1(a) (PFO Unitholders and PFO Converting Securities) (the “Insiders”), will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any securities of the Company, including the Company Common Stock and the Merger Shares, beneficially owned currently or hereinafter acquired, within the meaning of Rule 13d-3 under the Exchange Act by the Insider, (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of securities of the Company, including the Merger Shares or other shares of Company Common Stock beneficially owned or hereafter acquired, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Company Common Stock, including the Merger Shares (each of the foregoing, a “Prohibited Sale”) pursuant to the terms and conditions of a lock-up agreement substantially in the form attached as Exhibit B (the “Insider Lock-Up Agreement”). The terms of the Insider Lock-Up Agreement may not be amended or terminated without the written consent of DJ. Additionally, DJ will execute an Insider Lock-Up Agreement only with respect to the Merger Shares received by DJ hereunder. The following restrictive “lock-up” legend shall be affixed to the Merger Shares which shall be governed by the terms of this lock-up:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO A LOCK UP AGREEMENT, DATED AS OF JUNE 30, 2015 BY AND BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE”.

5.18.      Non-Insider Lock-Up. During the period beginning on the Closing Date and ending Four Hundred and Eighty (480) days’ thereafter, the PFO Unitholders that are not Insiders as well as all other holders of any PFO Non- Converting Securities including PFO Notes (collectively, the “Non-Insiders”), will not, directly or indirectly, enter into any Prohibited Sale pursuant to the terms and conditions of a lock-up agreement substantially in the form attached as Exhibit C (the “Non-Insider Lock-Up Agreement”). Beginning on the One Hundred and Eighty First (181st) day after the Closing Date and for the remainder of such lock-up period, the Non-Insiders may sell up to 10% of the securities held by them governed by the Non-Insider Lock-Up Agreement in any thirty (30) calendar day period (on a non-cumulative basis). The terms of the Non-Insider Lockup Agreement may not be amended or terminated without the written consent of DJ. The securities of the Company governed by the Non-Insider Lock-Up Agreement shall contain the “lock-up” legend substantially as set forth in Section 5.17 herein.

5.19.      Equity Incentive Plan. As of the date hereof, the Company’s board of directors shall have approved the Equity Incentive Plan, substantially in the form attached hereto as Exhibit D (the “Plan”), and the reservation of Two Million Seven Hundred Sixty Thousand (2,760,000) shares of Company Common Stock thereunder.

5.20.      Survival of Representations and Warranties. All representations, warranties and agreements made by the parties to this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive the Closing for a period of twelve (12) months.

Article VI
CONDITIONS TO CLOSING

6.1.        Conditions to Each Party’s Obligations to Consummate the Transactions. The respective obligations of each party to this Agreement to consummate the Merger and the Transactions relating thereto, shall be subject to the following conditions, unless waived in writing prior to the Closing Date by PFO, in the case of the Company or Merger Sub, or by the Company, in the case of PFO:

(a)          Consents and Approvals. All consents, approvals, authorizations, orders and action of any Governmental Body required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

(b)          No Restraints. No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use its reasonable best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

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(c)          Investment Letter. Each holder of PFO Members’ Membership Units shall have delivered to PFO a completed Investment Letter.

(d)          Insider Lock-Up Agreements. The Insiders and DJ shall have delivered to PFO and the Company an executed Insider Lock-Up Agreement.

(e)          Non-Insider Lock-Up Agreements. Each Non-Insider shall have delivered to PFO and the Company an executed Non-Insider Lock-Up Agreement.

(f)          Exemption from Registration of Merger Shares. The Company and PFO shall be satisfied that the issuances of the Merger Shares shall be exempt from registration under the Securities Act pursuant to the provisions of Regulation D promulgated under the Securities Act and Section 4(a)(2) of the Securities Act.

(g)          No Bankruptcy. No proceeding in which the Company or Merger Sub or any of its Subsidiaries shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against any of the foregoing under any United States or state bankruptcy or insolvency law.

(h)          Escrow Shares Escrow Agreement. The Company, Merger Sub, PFO and an account advisor shall execute an escrow agreement with Equity Stock Transfer LLC, as escrow agent, substantially in the form attached hereto as Exhibit E and cause the Escrow Shares to be delivered, held and released only in accordance with the terms and conditions thereof.

6.2.        Conditions to Obligations of the Company and Merger Sub to Consummate the Transactions.

The obligations of the Company and Merger Sub to consummate the Merger and the Transactions relating thereto, shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Company:

(a)          Representations and Warranties. The representations and warranties of PFO contained herein shall be true and correct, in each case at and as of the Effective Time, with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)          Performance of Obligations. PFO shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, at or prior to the Effective Time.

(c)          Manager’s Certificate. PFO shall have executed and delivered to the Company and Merger Sub a certificate, dated the Closing Date, and signed by a Manager of PFO, evidencing compliance with Section 6.2(a) and Section 6.2(b).

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(d)          Secretary’s Certificate. The Company and Merger Sub shall have received from the Manager of PFO a certificate (i) certifying the current PFO’s Articles of Organization, (ii) certifying the current Operating Agreement of PFO, (iii) certifying the resolutions of the Managers of PFO, (vi) certifying the special meeting of the holders of the PFO Members’ Membership Units (including all Threshold Unitholders), and (v) attesting to the incumbency of the Managers of PFO.

(e)          Due Diligence. The Company shall have completed its financial, business and legal due diligence investigation of PFO to the Company’s and its counsel’s satisfaction which shall be determined at the sole and absolute discretion of the Company and its counsel.

(f)          Transfer Documents. All transfer documents with respect to the PFO Converting Securities to be exchanged at Closing for the right to receive Merger Shares pursuant to the terms of the Merger shall have been delivered to the Company in accordance with Section 2.2(a), including applicable “stock powers”.

(g)          Approval. PFO shall have obtained the requisite approval of the holders of the PFO Members’ Membership Units, including the Threshold Unitholders, as required for the consummation of the Merger and this Agreement in accordance with the Florida Statutes.

(h)          Material Adverse Effect. There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect on PFO or any of its Subsidiaries.

6.3.        Conditions to Obligations of PFO to Consummate the Transactions. The obligation of PFO to consummate the Merger and the Transactions relating thereto, shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by PFO:

(a)          Representations and Warranties. The representations and warranties of the Company and Merger Sub contained herein shall be true and correct, in each case at and as of the Effective Time, with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)          Performance of Obligations. The Company and Merger Sub each shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it at or prior to the Effective Time.

(c)          Officer’s Certificate. Each of the Company and Merger Sub shall have executed and delivered to PFO a certificate, dated the date of Closing and signed by an officer of the Company and Merger Sub, respectively, evidencing compliance with Sections 6.3(a) and 6.3(b).

(d)          Secretary’s Certificate. PFO shall have received from the Secretary of the Company and Merger Sub a certificate (i) certifying their current respective Articles of Incorporation, (ii) certifying the current respective Bylaws of the Company and Merger Sub, (iii) certifying their resolutions of the board of directors of the Company and Merger Sub, respectively, (vi) certifying the resolutions of the sole shareholder of Merger Sub, and (v) attesting to the incumbency of the officers of the Company and Merger Sub, respectively.

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(e)          Due Diligence. PFO shall have completed its financial, business and legal due diligence investigation of the Company and Merger Sub to PFO’s and its counsel’s satisfaction, which shall be determined at the sole and absolute discretion of PFO and its counsel.

(f)          Approval. Merger Sub shall have obtained the requisite approval of the Company, as Merger Sub’s sole shareholder, as required for the consummation of the Merger and this Agreement in accordance with the Florida Statutes.

(g)          Material Adverse Effect. There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect on the Company or Merger Sub.

(h)          DTC Eligibility. The Company Common Stock shall be eligible for the Depository Trust Company's full range of depository services.

(i)          Resignations. Existing officers of Company shall resign as of the Closing Date and the existing board of directors of Company shall resign as of the Effective Time.

Article VII
EXPENSES

7.1.        Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such costs and expenses. All payments required under this Section 7.1 shall be made by wire transfer of immediately available funds to an account designated by the party to whom such payment will be made. The parties acknowledge that the agreements contained in this Section 7.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of PFO, the Company nor Merger Sub would enter into this Agreement. Accordingly, if either party fails to promptly pay any amounts owing pursuant to this Section 7.1 when due, then the party from whom such payment is due shall in addition thereto pay to the other party all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the party entitled to such payment hereunder at the prime rate of JP Morgan Chase as in effect from time to time during such period.

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Article VIII
MISCELLANEOUS

8.1.        Certain Definitions; Rules of Construction. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

“Additional Issuances” has the meaning set forth in Section 2.1(b).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Articles of Merger” has the meaning set forth in Section 1.2.

“Applicable Law” means any Federal, state or local law, regulation, code, ordinance, statute, rule, Order, judgment, decree or other requirement of a Governmental Body applicable to the business of the Company or PFO, as the context may require.

“Benefit Plans” has the meaning set forth in Section 3.25.

“Blue Sky Laws” has the meaning set forth in Section 3.10.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in the State of New York are permitted or obligated to be closed for business.

“Claim” means any action, suit, claim, complaint, demand, litigation or similar proceeding.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Allocated Shares” has the meaning set forth in Section 2.1(b).

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“Company Common Stock” has the meaning set forth in the recitals.

“DJ” has the meaning set forth in Section 2.1(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by Governmental Body under federal, state, local or common law, indemnity agreements or other contractual obligations, in each case, pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCRA”), and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.

“Escrow Shares” has the meaning set forth in Section 2.1(b).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket expenses incurred by the Company and its affiliates, on the one hand, or PFO and its affiliates, on the other hand, in connection with this Agreement and/or any other Transaction Documents, any letter of intent related to this Agreement, and the transactions contemplated hereby or incidental hereto, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors.

“Florida Statutes” has the meaning set forth in the recitals.

“GAAP” has the meaning set forth in Section 3.14(b).

“Governmental Body” means any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

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“Indemnified Persons” has the meaning set forth in Section 5.16.

“Insiders” has the meaning set forth in Section 5.17.

“Insider Lock-Up Agreement” has the meaning set forth in Section 5.17.

“Intellectual Property” means all of the following as they are used in connection with the business of a Person as presently conducted and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by such Person:

(a)          patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

(b)          trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; and

(c)          copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof.

“Investment Letter” has the meaning set forth in Section 5.12.

“Knowledge” with respect to PFO, the actual knowledge of Rudolf Suter, Charles Posternak and Timothy Kinnear, and with respect to the Company and Merger Sub, the actual knowledge of Thomas Rickards or Mohit Bhansali.

“Lien” means any mortgage, pledge, lien, charge, easement, restrictive covenant, encumbrance, voting or transfer restriction, or security interest.

“Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business or operations of a Person and its Subsidiaries, taken as a whole.

“Material Contract” means all contracts, agreements, understandings or arrangements, whether or not in writing, to which a Person is a party or by or to which any of them or any of their assets or properties are bound or subject, which has a contract value or obligation in excess of $25,000.

“Material Legal Proceedings” has the meaning set forth in Section 3.7.

“Merger” has the meaning set forth in the recitals.

“Merger Shares” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the preamble.

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“Non-Insiders” has the meaning set forth in Section 5.18.

“Non-Insider Lock-Up Agreement” has the meaning set forth in Section 5.18.

“Orders” has the meaning set forth in Section 3.9.

“Operating Agreement” means the amended and restated operating agreement, dated September 6, 2011, of PFO.

“Permitted Liens” has the meaning set forth in Section 3.8.

“Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“PFO” has the meaning set forth in the preamble.

“PFO Consent” has the meaning set forth in Section 5.2.

“PFO Financial Statements” has the meaning set forth in Section 3.14.

“PFO Members’ Membership Units” has the meaning set forth in Section 2.1(a).

“PFO Membership Units” has the meaning set forth in Section 2.1(a).

“PFO Unitholder” and “PFO Unitholders” have the meaning set forth in Section 2.1(a).

“PFO Non-Converting Securities” has the meaning set forth in Section 2.3(a).

“PFO Exchange Convertible Securities” has the meaning set forth in Section 2.3(b).

“Representatives” has the meaning set forth in Section 5.6.

“Retained Stock” has the meaning set forth in Section 2.1(b).

“Rickards Cancellation” has the meaning set forth in Section 2.1(b).

“SEC” has the meaning set forth in Section 4.7(a).

“SEC Reports” has the meaning set forth in Section 4.7(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

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“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, real or personal property, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative or add-on minimum, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon whether disputed or not, imposed by any taxing authority (Federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Return” means any returns, declarations, reports, estimates, information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and each of the agreements and instruments contemplated hereby or thereby, including, without limitation, the Certificate of Merger, all certificates deliverable by the parties, pursuant to Section 6.2 and Section 6.3, the disclosure schedules and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

“Transactions” has the meaning set forth in Section 3.3.

8.2.        Waivers and Amendments.  Subject to Applicable Law, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.3.        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

8.4.        Notices.  Any notices or other communications required under this Agreement shall be in writing and be effective (a) upon delivery if given by hand delivery or facsimile transmission; (b) on the next day after given if delivered by overnight courier; (c) on the third day after depositing with the U.S. Postal Service, if delivered by certified mail, return receipt requested; or (d) upon receipt by email delivery, if receipt is confirmed, and shall be given at the addresses, facsimile numbers or email addresses set forth below, with copies provided as follows:

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(a)	if to the Company or Merger Sub:

3501-B N. Ponce de Leon Blvd., #393

St. Augustine, FL 32084

Attn: President

with a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

Attn: Harvey J. Kesner, Esq.

Fax: (212) 930-9725

(b)	if to PFO:

7501 Esters Blvd., Suite 100

Irving, TX 75063

Attn: Chief Financial Officer

Fax: 817-488-4690

Email: cfo@pfoglobal.com

with a copy to:

Greenberg Traurig, P.A
5100 Town Center Circle
Suite 400
Boca Raton, FL 33486
Attn: Bruce C. Rosetto, Esq.
Fax: (561) 367-6225
Email: rosettob@gtlaw.com

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

8.5.        Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.6.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic image transmission technology. Copies of signature pages delivered by facsimile or other means of electronic image transmission shall have the same force and effect as originals thereof.

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8.7.        Assignments. This Agreement, by operation of law or otherwise, shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

8.8.        Entire Agreement; Enforceability. This Agreement and the other Transaction Documents, including the Exhibits and Schedules attached hereto and thereto: (i) constitute the entire agreement among the parties with respect to the Transactions and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof; and (ii) shall be binding upon, and are solely for the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the other Transaction Documents.

8.9.        Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

PFO GLOBAL, INC.

By:	/s/ Thomas Rickards
Name: Thomas Rickards
Title: Authorized Person

PFO ACQUISITION CORP.

By:	/s/ Mohit Bhansali
Name: Mohit Bhansali
Title: Chief Executive Officer

PRO FIT OPTIX HOLDING COMPANY, LLC

By:	/s/ Timothy W. Kinnear
Name: Timothy W. Kinnear
Title: Chief Financial Officer